Exhibit 99.1

Dynamic Health Reports Fiscal Year End Results

Dynamic Generates 700% Revenue Increase For The Year

LARGO, Fla., July 20 /PRNewswire-FirstCall/ – Dynamic Health Products, Inc. (OTC Bulletin Board: DYHP) today announced results for the fiscal year ended March 31, 2005.

Consolidated net sales revenues for the fiscal year increased more than 700% to $16.1 million compared to $1.9 million for the corresponding year ended March 31, 2004. The increase was due to the acquisition of Bob O’Leary Health Food Distributor Co., Inc. (“BOSS”), on October 1, 2004.

Chief executive officer, Mandeep Taneja stated, “With the addition of BOSS, the purchase of a competitor’s customer list in February 2005, and the March 31, 2005 acquisition of Dynamic Marketing, Inc., we expect our revenues to grow along with our profits, as we further expand our marketing and distribution network.”

“We are now able to take advantage of the economies of scale afforded by these acquisitions,” added Mr. Taneja. “We are still considering future potential acquisitions, as the industry consolidates. Additionally, in May 2005 we opened Florida and Nevada distribution centers to better serve our customers. We now are shipping orders within two days throughout the United States.”

Net income for the fiscal year ended March 31, 2005 was $135,956 or $0.01 per basic share compared to a net loss of $108,671 or $0.01 for the fiscal year ended March 31, 2004.

Included in net income for the fiscal year ended March 31, 2005 were several other significant non-operating expenses, which increased substantially over the prior year, due to the acquisition of BOSS. These increases were expected and in line with the overall expansion of the business. Depreciation and amortization increased to $136,433 from $86,131. Interest expense, including non-cash amortization of debt discount, grew to $869,003 from $96,169. Amortization of debt discount to interest expense was $585,551, up from $0 in the prior year. Consulting expense associated with warrants and options issued was $356,877, up from $0 in the prior year.

Dynamic Health Products, Inc. is a rapidly growing distributor in the sports nutrition product and performance drink industries and is engaged in developing, wholesaling and distributing a wide variety of non-prescription drugs, dietary supplements, vitamins, health food and nutritional products, soft goods and other related products.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

Contact Information:

Cani Shuman

Chief Financial Officer

Tel: 727-683-0670

Financial Table Follows

DYNAMIC HEALTH PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Year ended March 31,

	2005	2004
Total revenues	$16,079,528	$1,892,539

Total cost of goods sold	$13,842,812	$942,553

Total gross profit	$2,236,716	$949,986

Operating expenses:
Depreciation and amortization	136,433	86,131
Selling, general and administrative expenses	3,164,913	1,263,909

Operating loss before other income and expense	$(1,064,630)	$(400,054)

Total other income (expense), net	$1,234,161	$152,404

Income (loss) before income taxes	$169,531	$(247,650)
Income tax benefit (expense)	(33,575)	138,979

Net income (loss)	$135,956	$(108,671)
Preferred stock dividends	—	—

Net income (loss) available to common shareholders	$135,956	$(108,671)

Basic income (loss) per share	$0.01	$(0.01)

Basic weighted average number of common shares outstanding	12,991,512	12,387,611

Diluted income (loss) per share	$0.01	$(0.01)

Diluted weighted average number of common shares outstanding	18,170,991	12,387,611